SCHEDULE D

INVESTMENT ADVISORY AGREEMENT FEES

The fees listed below are for services provided under this Agreement and are to be accrued daily and paid monthly in arrears:

FUND	DATE
SCHWAB CALIFORNIA MUNICIPAL MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	January 1, 2007
SCHWAB U.S. TREASURY MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	January 1, 2007
SCHWAB VALUE ADVANTAGE MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	January 1, 2007
SCHWAB AMT TAX-FREE MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	January 1, 2007
SCHWAB NEW YORK MUNICIPAL MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	January 1, 2007
SCHWAB TREASURY OBLIGATIONS MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	April 2, 2012
SCHWAB VARIABLE SHARE PRICE MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	January 20, 2016
SCHWAB RETIREMENT GOVERNMENT MONEY FUND Nineteen one-hundredths of one percent (0.19%) of the Fund’s average daily net assets.	May 16, 2016

THE CHARLES SCHWAB FAMILY OF FUNDS	CHARLES SCHWAB INVESMENT MANAGEMENT, INC.

By: /s/ Mark D. Fischer	By: /s/ Jonathan de St Paer
Name: Mark D. Fischer	Name: Jonathan de St Paer
Title: Treasurer and Chief Financial Officer	Title: President

Dated as of September 24, 2020